EXHIBIT 4.3


                            CERTIFICATE OF SECRETARY


         I, JOHN M. LOWBER, the duly elected and acting Secretary of General Communication, Inc., an Alaska corporation, do hereby certify and declare that the shareholder resolution attached hereto as Exhibit 4.3A is a true and correct copy of a resolution duly adopted by the shareholders of General Communication, Inc. at their meeting held on June 10, 2004

         EXECUTED this 28th day of July, 2004 at Anchorage, Alaska.


                                              GENERAL COMMUNICATION, INC.



                                              By:         /s/
                                                  John M. Lowber, Secretary


         SUBSCRIBED AND SWORN TO before me this 28th day of July, 2004.



                                                 /s/ Judi Mulligan
                                                 Notary Public in and for Alaska
                                                 My Commission Expires: 8/7/04